SCHEDULE A

GALLIARD INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO MASTER TRUST

            This fee agreement is made as of the 7th day of August, 2001, and is amended and restated as of the 25th day of August, 2010, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and Galliard Capital Management, Inc. (the “Sub-Adviser”).

            WHEREAS, the parties and Wells Fargo Master Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Schedule A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”).

            WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

            NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated as follows on a monthly basis by applying the following annual rates to the assets of the Managed Fixed Income Portfolio and Stable Income Portfolio as listed below:

Name of Fund	Breakpoints

SSub-Advisory Rate

Managed Fixed Income Portfolio	First $100M Next $200M Next $200M Over $500M	0.200% 0.175% 0.150% 0.100%
Stable Income Portfolio	First $100M Next $200M Over $300M	0.15% 0.10% 0.05%

  The foregoing fee schedule is agreed to as of August 25, 2010 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By: __________________________________________

         Andrew Owen

Executive Vice President

GALLIARD CAPITAL MANAGEMENT, INC.

By: __________________________________________

         John R. Caswell
         Managing Partner

On August 25, 2010, the Board of Trustees approved sub-advisory fee changes for the Managed Fixed Income Portfolio and the Stable Income Portfolio.  Effective August 25, 2010, the prior sub-advisory rates for the Managed Fixed Income Portfolio and Stable Income Portfolio (the “Portfolios”) of 0.10% for the First $500M, 0.05% for the Next $1B and 0.03% Over $1.5B are revised as provided in the table. Prior to August 25, 2010, this Schedule A provided that in determining whether a particular breakpoint has been reached, the assets of the Portfolios are combined and that the combined assets are used to calculate a blended fee rate, which, in turn, is applied equally across the two Portfolios; such provision is deleted effective August 25, 2010.